Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan, the Gazzang 2008 Stock Purchase and Option Plan, the 2017 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan of Cloudera, Inc. of our report dated March 31, 2017, with respect to the consolidated financial statements of Cloudera, Inc. included in the Registration Statement (Form S-1 No. 333-217071 ) and related Prospectus of Cloudera, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
April 25, 2017